Exhibit 99.2

Q1 2007 Earnings Call

Operator
Good morning ladies and gentlemen and thank you for standing by. Welcome to the New York Mortgage Trust First Quarter Conference Call. During today's presentation all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. [Operator Instructions]. This conference is being recorded today, May the 15th, 2007. I would now like to turn the conference over to Mr. Scott Eckstein, of the Financial Relations Board. Please go ahead sir.

Scott Eckstein, Financial Relations Board

Thank you, operator. Good morning everyone and welcome to New York Mortgage Trust conference call to discuss its first quarter operating results. A press release was distributed yesterday after the close of market and is available on the Company's website at www.nymtrust.com in the Investor Relation section. Additionally, we are hosting a live webcast of today's call, which you can access in the same section of through www.earnings.com.

At this time, management would like me to inform you that certain statements made during the conference call which are not historical maybe deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although New York Mortgage Trust believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from expectations are detailed in yesterday's press release and from time-to-time in the Company's filings with the SEC. Now, at this time for opening remarks, I would like to introduce David Akre, Vice Chairman and Co-Chief Executive Officer. David, please go ahead.

David Akre, Vice Chairman, Co-Chief Executive Officer

Thank you, Scott. Good morning everyone. With me today are Steven Mumma, our Co-CEO, President and CFO and Brad Howe, our EVP and General Counsel. A quick recap on where we are, on February 22nd we closed on the sale of our wholesale lending platform to Tribeca Lending. On March 31st we closed on the sale of our retail lending platform to IndyMac Bank. These sales resulted in a net gain of approximately $5.2 million. Strategically, these transactions will ultimately eliminate our taxable re-subsidiaries losses providing New York Mortgage Trust the opportunity to stabilize book value and re-implement our portfolio strategy.

Looking at the first quarter results, our portfolio operations resulted in a net loss of 900,000 as compared with net income of 1.1 million in the first quarter a year ago. Our portfolio margin remains slightly positive and should begin to improve in the coming months. On a consolidated basis, which includes the results of our discontinued Mortgage Lending operations, we've reported a net loss of $4.7 million as compared to a net loss of $1.8 million for the first quarter a year ago. Included in this quarter's loss is a gain of $5.2 million from the IndyMac sale.

Steve Mumma can elaborate on this in a few minutes. As far as loans held for sale in our discontinued mortgage lending operation, we had $60 million remaining at quarter end as compared to $107 million at year end. Currently, we are actually below 40 million. We will continue to sell off these loans and manage our EPD and repurchase request until all are gone. By the way, we are taking a much more disciplined approach these days on repurchase requests. I can go into a little bit more detail on the Q&A. On the good news front, EPDs and repurchase requests have slowed considerably in the last 45 days. For the quarter, we've repurchased a total of 5.5 million of loans all of which were under, all of which were underwritten to '08 guidelines not sub-prime. We've reported $14 million of pending repurchase requests at quarter end against which the company has taken a reserve of $1.7 million. Although we don't know what lies ahead we feel there is little doubt that we are out of the woods as it relates to EPDs part of the reason being the $3.3 million of reserves we had on the books at quarter end.

We were actually looking at putting money back to work as a way of re-implementing our portfolio strategy. Before I wrap up let me go into some detail about the portfolio strategy going forward. That strategy will simply be the exact same strategy we've used over the past three years, a combination of managing interest spread books focused on the short end of the curve and building a credit sensitive position by purchasing and securitizing prime high quality loans.

The only difference from before is now we can commit new capital to the portfolio capital that will come from the liquidation of loans held for sale in our discontinued leading operations. For those of you new to our story we've done four securitizations to-date using loans we've originated or purchased with total credit losses over more than two year of only $57,000. We are very confident this strategy is built for the long term is one on which we can execute and with increased capital should help our earnings over the short and long term.

Portfolio delinquencies performed relatively well over the quarter with 90-day-plus delinquencies of 1.18% this is up slightly from the previous quarter but we don't expect any losses on any of these loans. We do very thorough monitoring on every delinquent loan in the portfolio. And one final item I would like to mention is strategic alternatives. I mean back in October that we were reviewing our strategic alternatives that process brought about the result, the exit for the mortgage lending business a very good result in my opinion. We are now continuing the process as it relates to New York Mortgage Trust, the public company and everyone should just know that we are principally concerned with shareholder value and increasing shareholder value going forward.

With that I would like to turn the call over to Steve Mumma.

Steven R. Mumma, Co-Chief Executive Officer, President, Chief Financial Officer

Thank you, Dave and good morning everyone. As Dave mentioned a few moments ago until March 31, 2007, the company operated two segments, the mortgage portfolio segment and the mortgage loan segment. Upon the sale almost our entire mortgage lending operating assets on March 31, 20047 and the sale of our wholesale mortgage origination platform assets on February 22nd 2007, a company mortgage line of business and accordingly we will no longer report segment information. The company did record a net gain of $5.2 million from the sale of the retail mortgage platform to IndyMac Bank. In connection with these asset sales we have classified a mortgage lending segment as discontinued with all reported revenue expenses and all related assets and liabilities now classified as a discontinued operation. Although certain of those assets will remain with the continuing company for financial statement purposes, they will be reported as discontinued such as loans held for sale, and warehouse lending on those loans.

Looking at our first quarter 2007 results on a consolidated basis, we've reported a net loss of $4.7 million compared with a net loss of 1.8 million for the first quarter of 2006. The increase in that loss is attributable to a decrease in gain on sale of revenues of approximately $1.7 million, an increase of loan losses of $3.2 million and a decrease in net interest income from our investment portfolio of approximately $2.9 million. The company did not record a tax benefit of first quarter of 2007 as compared to recording a tax benefit of $2.9 million for the first quarter of 2006. Of note total residential originations for the first quarter of 2007 including broker loans was approximately $436 million as compared to $614 million for the same period of 2006 and $586 million for the previous quarter last year. From a continuing operations standpoint which has been historically presented as a mortgage portfolio of management segments we've reported a net loss of $900,000 compared with net income of $1.1 million for the first quarter of 2006.

The decline in earnings in our Mortgage Portfolio Management segment was largely the result of increased liability cost associated with the sale of approximately $313 million of previously retained securitization securities, and a decrease in average invested portfolio assets of $100 million from the previous quarter of 2006, and a decrease of approximately $500 million from the first quarter of 2006. The sale of these securitizations did result in premium of approximately $15 million in working capital which allowed us to better manage our EPD exposure.

During the quarter, net interest margin on the mortgage portfolio averaged two basis points. It's a decrease from nine basis points from the fourth quarter of 2006 that's down from 71 basis points in the first quarter of 2006. The net duration gap between the average lives of our assets and our liabilities is approximately five months and the credit characteristics of the portfolio remained strong, and total delinquencies representing 1.61% of our portfolio, and delinquencies greater than 90 days representing 1.18% of our portfolio. Furthermore, credit losses since the inception of our portfolio have been $57,000. It should be noted that one loan represents 32% of the entire delinquencies and over 50% of the 90 plus days. This loan as an LTV 65% and we anticipate no loss from disposition of this loan and hopefully we will be out of this loan during the second quarter of this year.

Our Mortgage portfolio assets totaled $991 million as of March 31st. Our leverage portfolio is comprised largely of prime adjustable rate mortgage loans that we've either originated or acquired from third parties. The portfolio paid at a CPA -- CPR rate or Constant Prepayment Rate in the first quarter at 19% as compared to 18% for the same period in the previous year. For the three months ended March 31st 2007, we have recognized gains in sales of mortgage loans totaling $2.3 million compared with $4.1 million for the first quarter of 2006 and $3.6 million for the fourth quarter of 2006. The decrease is attributable to our reduced volume of loan originations as well as an increase in scrutiny of loans by investors have resulted from the industry-wide increase in EPDs. As a result, many former investors are either not purchasing loans or purchasing them at reduced negotiated prices. At March 31st 2007, we had loan losses of $1.2 million related to mortgage loans held for sale and another $2.1 million in reserves from indemnifications and repurchase of request outstanding.

I mean I will hit some key points regarding our balance sheet. As of March 31st we had $1.16 billion in total assets of which $447 million are related to investment securities, $544 million are related to mortgage loans held of securitization trust and $127 million of assets related to discontinued operations. As of April 1st we will primarily be funding our portfolio with reverse repurchase agreements and collateralized debt obligations. As of March 31st 2007, we had approximately 98.6 million of outstanding warehouse lines and anticipate the balance going to zero by the end of the second quarter. We will enter into new warehouse agreements for our securitization effort going forward in the coming quarters.

We had approximately $501.9 million of collateralized debt obligations outstanding as of March 31st. During the three months ended March 31st 2007, we sold approximately 313 million of previously retained securitizations resulting in the permanent financing of these securitized loans. CDO originations replaced short-term repurchase agreements came up approximately $15 million in working capital. As a result of the sale of the retail mortgage lending platform, our total employees would decrease to 35 people as of March 31st 2007, as compared to 616 employees at the end of December.

Over the next couple of quarters, we anticipate our total employee head count to decrease to less than 10 people.
Looking ahead to major mortgage portfolio investments, we will invest in mortgage back securities originated by others including ARM securities and collateralized mortgage obligation floaters. In addition, we intend to add credit sensitive securities through our own securitization as well as selective purchases from third parties. We will generally operate as a long-term portfolio investor. We anticipate financing our portfolio by entering into repo / warehouse facilities for loan aggregation for issuing collateralized debt obligations related to our securitization. We will seek to generate earnings from the return of mortgage securities and spread income from our mortgage loan portfolio. For the first time in over a year, this quarter will leave to reinvest our prepayments from the portfolio back into our divestment portfolio thereby stabilizing the spread in the portfolio and increase in earnings over time.

For additional information you may access our 10-Q which will be filed later today with the SEC or visit our website at www.nymtrust.com or at the SEC website www.sec.gov.

On that note, I will turn the call back over for questions.

Q&A

Operator
Thank you gentlemen. We will now begin the question-and-answer session. [Operator Instructions]. Our first question is from the line of Mr. Steve Delaney, JMC Securities [ph]. Please go ahead.

<Q - Steve Delaney>: Good morning Dave, Steve. How are you?
<A - David Akre>: Good morning Steve.
<A - Steven Mumma>: Good morning Steve.
<Q - Steve Delaney>: Good. Let me start with this the net interest spread, you had reported two basis points for the quarter. And could you give us -- since the Q side out, could you give us for the quarter the yield and cost, I know you've put in the press release a 6 or 11 figure, but I think that was a spot yield as of March 31.
<A>: Right, right the average yield for the period Steve and all the assets is a 536 with the cost of funds of 534 resulting in a net spread of 2 basis points.

<Q - Steve Delaney>: Okay so the 611 in your press release is that before amortization?
<A>: Yeah the 611 is really a feature, it's a yield going forward where you are basically running in the price, the mark-to-market price in the securities and it's anticipating the reset of the asset. So as a lot of our securities are going to be resetting in the next six months, the yield is influenced by the forward rate as opposed to backward looking, where these yields are just based on the last three months.
<Q - Steve Delaney>: Right and your cost of funds is pretty much stabilized right?
<A>: Yes it's kind of worked slightly because of the issuance of the CDOs has increased the liability cost, but we will, since there was a permanent financing, we will be able to increase the leverage without incurring any additional risk.
<Q - Steve Delaney>: Right, now on your, you talked about that 33% and that's a positive, but didn't a lot of that just the agency floaters that, I mean there is not much pickup there like it would be on a 3/1 hybrid.
<A>: No, we do have a decent percent about 22% of the, well 22% is going to be 3/1s that are refinancing over the next three to four months.
<Q - Steve Delaney>: So 2/3rds of the 33% are going to be 3/1s that are resetting initial reset?
<A>: Exactly and what's happened in, we have experienced a lot of refinancings from the resets over the last three months, but primarily all those refinancings have been put back into working capital for the mortgage company and not the portfolio.
<Q - Steve Delaney>: Sure.
<A>: I mean that's one of the frustrations as the average size of our portfolio continuously decreased as we stabilize that decrease that's going to help the margins.
<Q - Steve Delaney>: Okay thank you, that's good. And I guess the second piece on your deferred tax asset I mean the Q is not out yet obviously there's nothing in the P&L that indicated other, which you did anything other than just not take a benefit in this quarter.
<A>: That's correct.
<Q - Steve Delaney>: One of your peers last week, a majors who has shutdown and sold the TRS, has made the decision to write-off their deferred tax asset and I guess I just wondered if, if there is anything that you can say about your conversations with Deloitte & Touche as to the stability of that, now I recall on your year end call, you talked about strategies you are going to have with respect to the tax asset. Is the tax asset well preserved there and what strategies do you have to utilize and burn it up? Can you confirm for us that the deferred tax asset at this point is not under review and that it is going to be a valid asset on your books?
<A>: Well I think, the fact that you are using GAAP financial statements and for FAS 109 and FIN 48 by the definition it's on, it under review by the auditors. We are responsible for delivering to them justification for any asset on the books including the deferred tax assets that we feel comfortable for the fact that we haven't taken a large reserve against it that we will be able to utilize that within the timeframe required of course it would be asset under balance sheet.
<Q - Steve Delaney>: Okay all right. So, are you saying that Deloitte & Touche in addition to the year end work, I mean are you saying that there is scope to their work that they do a pine or I guess that's not the right word because they are unaudited interim statements?
<A>: That's right.
<Q - Steve Delaney>: But I mean is it safe to say that are you suggesting that they did review the status of that asset as of March 31?
<A>: I mean all the balances in the financial statements are reviewed.
<Q - Steve Delaney>: Okay great thanks Steve.

Operator
Thank you. Our next question comes from the line of Mr. Paul Miller with Friedman, Billings, Ramsey. Please go ahead.

<Q - Annett Franke>: Hi this is actually Annett Franke. Good morning.
<A>: Hi Annett.
<A>: Good morning Annett.
<Q - Annett Franke>: Just a follow up on Jim's question how much of the deferred tax asset is actually on the books right now and did you take evaluation allowance in the first quarter?
<A>: Yeah the deferred tax asset on the books today is 18.4 million unchanged from the beginning of the year. In the first quarter, we took a valuation allowance of approximately 2.1 million.
<Q - Annett Franke>: 2.1. And on the early payment defaults, can you kind of give us an indication in terms of the severity of loan losses for firstly and then secondly in your experience in the first quarter? I think you gave the numbers to us from in 4Q '06 and we just kind of wanted to see the trends here.

<A>: Yeah nothing really has changed. The market for seconds, non-performing seconds is still pretty admissible, so obviously it's a big difference between performing and non-performing. Non-performing firsts, it depends on the LTV - average non-performing first bid is probably in low to mid 70s, average bid on a non-performing second is tough to find. If you got a nickel or diamonds, that's very good, the performing firsts, probably in the low 90s, and performing seconds high 60s.
<Q - Annett Franke>: Okay, okay thanks. And my last question would be on the expenses for the REIT. The first quarter you reported about 600,000 in G&A on the REIT side, and you were talking about further head -- reductions in head count as you go along. What would be a good kind of run rate if you have 10 people left in the REIT portfolio there on the REIT?
<A>: I think it's a long-term run rate, and that would be after we get through disposing of all of the residual business as related to the mortgage company. I mean, long-term we would say the run rate would be probably be between 8 and $900,000 a quarter. And if you wanted to breakout those expenses, clearly would try to improve on those, but if you want to break those out, approximately 40% of that is compensation, 40% of that is professional fees which includes both Sarb-Ox, Deloitte and as well as D&O Insurance coverage and then the remaining 20% is just typical G&A cost to run the business, rent, Bloomberg's etcetera, so tough to [ph] call.
<Q - Annett Franke>: Okay, good. Thank you so much.

Operator
Thank you. Our next question comes from the line Jim Ackor with RBC Capital Markets. Please go ahead.

<Q - James Ackor>: Thank you good morning guys.
<A - David Akre>: Good morning.
<A - Steve Mumma>: Good morning.
<Q - James Ackor>: I have a few questions here actually, with regard to the proceeds from the sale, gross proceeds of 14 million, net proceeds of 5.2 what's the difference there?
<A>: Well the net proceeds, it's a net gain of 5.2. The actual proceeds in sales were higher than 5.2, but the gain on the transaction was 5.2, and that's broken into two pieces. The gross proceeds of 14 million approximately 6 million and change of that is book value that they bought fixed assets and other prepaid assets, we got an $8 million premium for the retail business, and that would have been reduced by certain costs that we agreed to share on such as long retention payment, for loan officers, severance payments for employees and M&A expenses and direct expenses related to that business. So, the actual cash received is much higher than the 5.2, the 5.2 was net gain that was booked in the P&L.
<Q - James Ackor>: Okay I got you. With regard to a few other things now, there is some, my recollection is just some sort of like an, almost like an earn out depending on the performance certain assets acquired by IndyMac, some sort of a reserve set forth you can help me recapture depending.
<A>: Well we have some escrow we have $2.3 million in escrow balance and set up related to that transaction.
<Q - James Ackor>: Okay.
<A>: $600,000 is related to the value of the assets actually transferred to the extent as any discrepancies or issues that was set up to take care of that, that actually will be resolved in the next couple of days. We have another $600,000 to cover severance payments for temporary employees that went through a transition period, it looks like given the amount of employees that went into effect 600,000 will be fully recoverable. And then the remaining piece is related to reps and warranties that will be used to cover any loans that transfer to them and the pipeline back that have a negative result that was not anticipated, meaning that there was some type of fraud in the loan itself. We don't anticipate any significant losses in the either.
<Q - James Ackor>: Okay
<A>: But no, it's not tied to any kind of earn outs.
<Q - James Ackor>: Well I was looking for the word escrow and I was having brain cramp sorry. With
<A>: Clearly.
<Q - James Ackor>: With regard to the rental situation in terms of where you guys are going to house your operations on a go forward basis, I also seem to recall there was a potential payment from
<A>: Lehman
<Q - James Ackor>: Lehman Brothers right?
<A>: Right yeah
<A>: Correct.
<Q - James Ackor>: And we got that situation result at this point?

<A>: Yeah the, we are scheduled, we got the amendment now that we need to be out of the premises by July or we separate a penalty. We hope to be out of here sometime in July. We will move our operations which will need to be much smaller and go, because we are down to 8 to 10 people hopefully by that time. And then Lehman will give us the payment, the retail operations that we are currently sharing space with today will move to that location.
<Q - James Ackor>: That payment was 3 million bucks?
<A>: That payment will be 3.1 and could be reduced potentially for any delay in moving. That payment unfortunately it looks like for GAAP purposes I am going to have to write-off over the life of the lease to March, to December 10th to December of 2010 because we are going to be released from the lease itself. But we are going to have 3.1 million plus another 1.6 million that's currently on the balance sheet related to the upfront cash received from moving in here being amortized quarter-to-quarter.
<Q - James Ackor>: Okay.
<A>: For about $400,000.
<Q - James Ackor>: Okay, and with regard to book value, it looks like you guys at the quarter are somewhere around $3.60.
<A>: That's correct.
<Q - James Ackor>: Do you have...
<A>: After the, after the deferred tax reduction, right?
<Q - James Ackor>: Right, do you have any kind of sense where book value settled at this point?
<A>: I mean, one of the, part of the primary reason of disposing of the retail lending operations we are trying to stabilize that. I mean we hopefully are in a position now where we've seen the majority of the deterioration of our book value and we can build from hereon.
<A>: You might think a little bit it should be very close to the bottom.
<Q - James Ackor>: Okay and last question from me, with regard to your spread of 2 basis points on average on the quarter, can you tell us what the quarter end spread was?
<A>: I mean approximately 2 basis points. Its, again hopefully this quarter we are going to start adding assets to the portfolio which will start showing up that spread. We've spent the majority of our time trying to manage the EPD exposure and then winding of these transactions. So as for working capital we have a better idea of our working capital needs going forward. We can start redeploying those monies back into our portfolio.
<Q - James Ackor>: I think it was nine at year end?
<A>: Yeah, part of creation of this trade was selling the secured to the CDOs but the CDOs allowed us to free up some additional working capital.
<Q - James Ackor>: Okay and any thoughts on portfolio leverage on a go-forward basis?
<A>: Well one thing you have to make sure, not we will, we will be sure to point that out because we have some permanent financing as of 500 million now of our total portfolio of a billion, the true leverage of the portfolio really should be looked at as the repo leverage. So we'll continue to run that at a 8 to 12 times, and that would depend on the type of credit assets we have on the books. If we have AAA floating rate assets, we can surely leverage that at a higher rate than if we have BB credit support pieces that we are leveraging on Repo, we are not going to leverage anywhere close to a multiple.
<Q - James Ackor>: Right.
<A>: One or two times.
<Q - James Ackor>: And what is your borrowing capacity at this point.
<A>: I mean the borrowing capacity today from a Repo standpoint is 3 or $4 billion of anything. That's something we are probably going to have to look at reducing just because the street is looking for us to use them and we don't have enough capacity to use everybody.
<Q - James Ackor>: Okay.
<A>: We have by far have excess needs from a Repo standpoint.
<Q - James Ackor>: Okay. Thanks a lot guys.
<A>: Yes.

Operator
Thank you. [Operator Instructions]. Our next question comes from the line of Bill Martin [ph] with Raging Capital. Please go ahead.

<Q>: Good morning.
<A - David Akre>: Good morning Bill.

<Q>: Good morning. Do you believe that your current reserves are sufficient to cover the remaining EPD, if not what additional reserve requirement, if any, do you anticipate taking over the next three quarters?
<A>: No, I think - I think we are set. I think we've - I think we've felt majority of the pain is behind us. We've got 3.3 in reserves at the moment. And on the 14 million of repurchase requests I mentioned on the call that we've taken as the cover stands on that. and we are going to fight those a lot more diligently, a lot more vitam [ph] and we're going to -we're going to kind of dig a - dig a hole or dig a line in the sand and try to hold our ground on that stuff. So, - no I think we are in pretty good shape.
<Q>: Great. Thanks.

Operator
Thank you. Our next question is a follow-up question from the line of Jim James Ackor [RBC Capital Markets].

<Q - James Ackor>: Okay. the last question is - I was wondering if you guys might be able to elaborate on I mean strategy that you mentioned strategies [ph] to try and capture the tax loss carryforward.
<Q - James Ackor>: Any specific strategies that you might be considering at this point?
<A>: At this time, we'd rather we'd rather not comment Jim. As part of our strategic alternatives that include looking at how to best utilize the deferred tax assets.
<Q - James Ackor>: Okay, fair enough. Thanks.

Operator
Thank you. [Operator Instructions]. Gentlemen, there are no further questions at this time, please continue.

Company Representative
Just closing comments, we have made the tough decisions in light of the lending business. We will continue to wind-down the lending operations and disposal of the loan inventory. We feel good about our residual EPD exposure going forward. We have virtually no exposure to sub-prime. We will soon begin to deploy capital back to the portfolio. We are very confident about out strategy and our ability to execute. And we'd like to thank you for your interest in NTR and we look forward the next time.

Operator
Thank you. Ladies and gentlemen this concludes the New York Mortgage first quarter conference call. If you'd like to listen the replay of today's conference, please dial 303-590-3000 or 1800-405-2236. Please enter the pass code 110-89-893#. AT&T would like to thank you for your participation. You may now disconnect.

This transcript may not be 100 percent accurate and may contain misspellings and other inaccuracies. This transcript is provided "as is", without express or implied warranties of any kind.